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                                                                   Exhibit 99.13

         Covad Press Contacts:                      Covad Investor Relations:
         Martha Sessums                             Greg Tornga
         408.616-6986                               408.434.2130
         msessums@covad.com                         InvestorRelations@covad.com

         Kathleen Greene
         408.616-6976
         kgreene@covad.com

         Kristy Cory
         Weber Shandwick
         503.332.0204
         kcory@webershandwick.com

                  COVAD EXPECTED TO EXIT BANKRUPTCY DECEMBER 20
                      AS COURT CONFIRMS REORGANIZATION PLAN

                 $1.4 Billion in Bondholder Debt Eliminated and
        Pre-existing Shareholders Maintain Near 80 Percent of the Company

         Santa Clara, Calif. - December 13, 2001 - The US Bankruptcy Court for the District of Delaware approved the reorganization plan for Covad Communications Group, Inc. (OTCBB: COVD) and Covad anticipates that it will exit from its pre-negotiated bankruptcy around December 20, 2001, the expected date the plan becomes effective.

The reorganization plan completes the pre-negotiated bondholder agreement that eliminates $1.4 billion of high-yield and convertible bondholder debt for approximately $257 million, or $0.19 on the dollar of face amount or accreted bond value, plus approximately $13 million in previously restricted cash and 15 percent ownership of the company. Shareholders will retain approximately 80 percent of the company.

All classes entitled to vote did so in favor of the plan by the margins required for acceptance by each class. The record date for voting for the plan was October 25, 2001. The record date for determining note holders entitled to distributions under the plan will be today.

The confirmation of the reorganization plan also satisfies one of the conditions for the closing of Covad's recently announced funding agreements with SBC Communications Inc. (NYSE:SBC). The agreements, valued at $150 million, are expected to add to Covad's existing available cash to provide the funding Covad expects it will need to finance growth to cash flow positive operations targeted for the second half of 2003.

"We believe we are the first of the emerging telecommunications companies to exit successfully from bankruptcy with existing shareholders maintaining a majority interest," said Charles E. Hoffman, Covad president and CEO. "Covad's reorganization of its parent company was designed solely to eliminate debt and we will soon be fully funded. We will continue to control our costs while providing a growing suite of services. These are huge steps in our revitalization program and will put us in a great financial position for 2002."

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Prior to today's approval of the reorganization plan, Covad reached a settlement agreement with General Electric Capital Corp., a unit of General Electric (GE); Heller Financial Inc (wholly owned by GE Capital Corp.) and Vernon Computer Leasing Inc., which had filed objections to the plan.

Covad Communications Group, Inc.'s operating companies, which provide DSL services to customers, were not included in the court-supervised proceeding and continued to operate in the ordinary course of business without any court imposed restrictions throughout the approximately four month process. Covad Communications Group, Inc. filed for reorganization on August 15, 2001.

                                       ###

About Covad Communications
Covad is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups and PC OEMs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad's network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

The statements contained in this press release that are not historical facts are "forward-looking statements," including statements concerning Covad's anticipated reduction of costs, expected reductions in cash usage, ability to continue as a going concern, ability to emerge from bankruptcy proceedings, ability to complete the transactions with SBC Communications that are described in this release, sufficiency of Covad's cash on hand, additional capital requirements, ability to secure additional financing, ability to become cash flow positive and achieve profitability and the statements made by the president and CEO and the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Covad's ability to emerge from bankruptcy proceedings in a timely manner, to raise additional capital and address its financial issues, to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad's ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Covad's SEC Annual Report on Form 10-K for the year ended December 31, 2000 and in Covad's SEC Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.